ITEM 77D

The Strategic Growth Fund, Managed Sectors Fund, New Discovery Fund and the Technology Fund, each a series of MFS Series Trust I, added disclosure that clarifies the short sales position in the Principal Investment Policies and Short Sales Risk sections of the prospectus and the Cash Reserve Fund, a series of MFS Series Trust I, modified disclosure in the Principal Investment Policies section regarding U.S. Government Securities and added disclosure to the Risk section regarding Municipal Securities. These items are contained in Post-Effective Amendment No. 45 to the Registration Statement for MFS Series Trust I (File Nos. 33-7638 and 811-4777) as filed with the Securities and Exchange Commission via EDGAR on December 29, 2004, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.

The second paragraph in the section entitled Principal Investment Policies under the caption Risk Return Summary in the current prospectus for the MFS Research International Fund was replaced in its entirety as described in the Supplement as filed with the Securities and Exchange Commission via EDGAR on February 15, 2005, under Rule 497 under the Securities Act of 1933. Such description is incorporated herein by reference.

Sales of Class J shares of the MFS Strategic Growth Fund were suspended, effective February 23, 2005 in preparation of the share class termination as described in the Supplement filed with the Securities and Exchange Commission via EDGAR on February 23, 2005, under Rule 497 under the Securities Act of 1933. Such description is incorporated herein by reference.